SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	October 20, 2014

International Packaging & Logistics Group Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	0-21384	13-3367421
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7700 Irvine Center Dr., Suite 870, Irvine, CA	92618
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (858) 427-8700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation fo the registrant under any of the following provisions:

___ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

___ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

___ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

___ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 2.01 Acquisition or Disposition of Assets

On October 1, 2014, International Packaging and Logistics Group, Inc. (“IPLO”) and it’s wholly owned subsidiary IPLO Holdings, Inc. (“IPII”) executed an Agreement and Plan of Merger whereby IPII will acquire all of the outstanding Stock of Idea Ventures, Inc, a Delaware corporation. The terms of the acquisition includes a payment on approximately $2.3 million in common stock.

Idea Ventures Inc., was formed in June 2013 and is a company focused on becoming a mid-market leader in technology company incubation. The Company intends to fund, acquire, and monetize various Internet and application development companies. Primarily focused on investing in business-to-consumer (B2C) Internet and application development companies, Idea Ventures is poised to provide a platform for early application developers and rollout ready software companies. Idea Ventures, Inc. will be operated as a wholly owned subsidiary of IPLO.

This transaction represents the start of a change in business direction to serve the business and financing needs of Internet and mobile application builders and their projects by providing a central facility, tools, technology, consulting and funding to allow these businesses to achieve the highest amount of success possible, while giving founders liquidity in their technological investment.

Item 9.01. Financial Statements, Pro Forma Financial Information and Exhibits.

(a)	The required pro forma financial information is unavailable as of the date hereof and will be filed by the Registrant pursuant to the requirements of the Securities Exchange Act and the rules and regulations promulgated there under within 71 days after the date of the event reported in this Form 8-K.

(b)	Exhibit number.

2.1	Agreement and Plan of Merger

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

/s/ Owen Naccarato	Date:
Owen Naccarato Chief Executive Officer,	October 23, 2014